Independent Auditor's Report
To the Shareholders and Board of Trustees of MPAM Funds Trust

In planning and performing our audits of the financial statements of the MPAM Funds Trust (comprised of MPAM Large Cap Stock Fund, MPAM Income Stock Fund, MPAM Mid Cap Stock Fund, MPAM Small Cap Stock Fund, MPAM International Fund, MPAM Emerging Markets Fund, MPAM Balanced Fund, MPAM Bond Fund, MPAM Intermediate Bond Fund, MPAM Short-Term U.S. Government Securities Fund, MPAM National Intermediate Municipal Bond Fund, MPAM National Short-Term Municipal Bond Fund and MPAM Pennsylvania Intermediate Municipal Bond Fund) (the "Funds") for the year ended August 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The  management of the Funds is responsible for establishing
and maintaining internal   control.   In  fulfilling  this
responsibility,  estimates                                   and
judgments  by  management are required to assess the
expected  benefits  and related  costs  of controls.
Generally, controls that are  relevant  to  an audit
pertain  to the entity's objective of preparing financial
statements and financial highlights for external purposes
that are fairly presented  in conformity with accounting
standards generally accepted in the United States of
America.   Those  controls include the safeguarding  of
assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our  consideration  of internal control would not
necessarily  disclose  all matters  in  internal  control
that  might  be  material  weaknesses  under standards
established  by  the  American  Institute  of  Certified     Public
Accountants.   A  material weakness is a condition in which
the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2001.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




New York, New York
Octo
ber
18,
2001